                                                                       EXHIBIT E

         THIS OPTION AGREEMENT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACTS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE ACT OR SUCH STATE SECURITIES ACTS OR AN OPINION SATISFACTORY TO THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR SUCH STATE SECURITIES ACTS.

                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (this "AGREEMENT"), is made of August 1, 2002 by and between Alternate Marketing Networks, Inc., a Delaware corporation ("NEW ALTM"), and Adil Khan.

                                    RECITALS

          WHEREAS, Alternate Marketing Networks, Inc., a Michigan corporation, New ALTM, ALTM Combination Co., a Delaware corporation, Hencie, Inc., a Delaware corporation, Adil Khan, and the Stockholders (as defined below) have entered into that certain Amended and Restated Agreement and Plan of Reorganization dated as of May 31, 2002 (the "REORGANIZATION AGREEMENT") (any and all capitalized terms used and not otherwise defined in this Agreement shall have the meaning(s) ascribed to such term(s) in the Reorganization Agreement); and

         WHEREAS, New ALTM and Adil Khan have entered into that certain Employment Agreement, dated as of the date hereof (the "EMPLOYMENT AGREEMENT"), pursuant to Section 6.1.12 of the Reorganization Agreement; and

         WHEREAS, Section 6.1.12 of the Reorganization Agreement and Section 1.4(c) of the Employment Agreement require New ALTM to grant Adil Khan a stock option (the "OPTION") to purchase shares of New ALTM Common Stock;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the agreements, representations, warranties, and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

         1.1 Definitions. Any and all capitalized terms used and not otherwise defined in this Agreement shall have the meaning(s) ascribed to such term(s) in the Reorganization Agreement. As used in this Agreement, the following terms shall have the following meanings:

         "BENEFICIALLY OWNED" and "BENEFICIALLY OWN" shall have the meanings ascribed to such terms under Rule 13d-3 of the Exchange Act.

         "EXERCISE DATE" shall have the meaning ascribed to such term in Section 5.2(a) of this Agreement.

         "EXERCISE NOTICE" shall have the meaning ascribed to such term in
Section 5.2(a) of this Agreement.

         "EXERCISE PRICE" shall mean an amount equal to (a) the number of Option Shares being purchased upon any exercise of the Option multiplied by (b) the market price per share of New ALTM Common Stock as of the Exercise Date.

         "OPTION SHARES" shall have the meaning ascribed to such term in Section
2.1 of this Agreement.

         "OTHER PROPERTY" shall have the meaning ascribed to such term in
Section 7.3 of this Agreement.

         "PARTY" or "PARTIES" shall mean, respectively, each or all of the signatories to this Agreement and their permitted successors and assigns.

                                   ARTICLE II
                                     OPTION

         2.1 Term. Subject to the terms and conditions of this Agreement, New ALTM hereby grants to Adil Khan an option to purchase in whole, or in part, 280,593 shares of New ALTM Common Stock (the "OPTION SHARES" which shall be equal to and represent three percent (3%) of the issued and outstanding shares of post-First Closing New ALTM Common Stock on a fully-diluted basis determined immediately following the First Closing as if all of the Option Shares and any and all other securities, options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by ALTM or New ALTM which are convertible into or exchangeable or exercisable for any share(s) of New ALTM Common Stock had been converted, exchanged, and exercised) at the Exercise Price at any time, or from time to time, prior to April 30, 2003.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of New ALTM. New ALTM hereby represents and warrants to Adil Khan that:

                  (a) Corporate Existence and Authority. New ALTM is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. New ALTM has all requisite corporate power and authority to own its properties and assets and to carry on its business as it has been and is being conducted. New ALTM is qualified to do business as a foreign corporation and is in good standing in each state, nation, or other jurisdiction wherein the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for any state, nation or other jurisdiction where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on New ALTM.

                  (b) Validity and Authorization; Corporate Power and Authority. New ALTM has full corporate power and authority to execute, deliver, and perform this Agreement and the other instruments called for by this Agreement. This Agreement has been duly authorized, executed, and delivered by New ALTM and constitutes the legal, valid, and binding obligation of New

         ALTM, enforceable against New ALTM in accordance with its terms, except as such enforcement may be limited by the Equitable Defenses.

                  (c) Execution; No Violations. The execution and delivery of this Agreement by New ALTM does not, and the consummation by New ALTM of the transactions contemplated hereby shall not (a) violate, conflict with, modify, result in the incurrence of any prepayment penalties, or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any articles or certificate of incorporation, bylaw, Lien, indenture, lease, agreement, instrument, order, injunction, decree, or judgment to which New ALTM is a party or by which New ALTM or any of its properties are bound, (b) result in the creation of any Lien on any property or asset (whether real, personal, mixed, tangible, or intangible) of New ALTM, (c) violate any law, rule, or regulation applicable to New ALTM, or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on New ALTM or any of its activities, except in each case as would not reasonably be expected to have a Material Adverse Effect on New ALTM.

                                   ARTICLE IV
                                     VESTING

         4.1 Vesting. The Option may be exercised only to the extent it has become vested. The Option shall become immediately and fully vested and exercisable:

                  (a) if the Adjusted EBITDA of Hencie for the fiscal year ended December 31, 2002 exceeds the Adjusted EBITDA of Hencie for the fiscal year ended December 31, 2001,

                  (b) if Adil Khan shall be terminated or constructively terminated, in each case without Cause, as Chief Executive Officer of New ALTM,

                  (c) if Adil Khan shall become Disabled (as defined in the Employment Agreement), or

                  (d) upon a Change of Control (as defined in the Employment Agreement).

         4.2 Calculation of Adjusted EBITDA. In order to determine whether the Option shall have become vested and exercisable pursuant to and in accordance with Section 4.1(a) of this Agreement, New ALTM shall use its commercially reasonable efforts to cause Hencie to calculate, and to deliver notice to Adil Khan of, its Adjusted EBITDA for the fiscal year ended December 31, 2002 on or prior to January 15, 2003.

                                    ARTICLE V
                               EXERCISE OF OPTION

         5.1 Exercise of Option. The Option shall be exercisable in accordance with the vesting provisions contained in Article IV of this Agreement and this
Article V.

         5.2 Manner of Exercise.

                  (a) Subject to the terms and conditions of this Agreement, Adil Khan may at any time, or from time to time, exercise the Option, on any Business Day, for any or all of the Option Shares exercisable hereunder. In order to exercise the Option, Adil Khan shall (i) deliver to New ALTM, at the address listed in (or, if applicable, provided pursuant to) Section 9.1 of this

         Agreement, written notice of Adil Khan's election to exercise the Option (each, an "EXERCISE NOTICE") duly executed by Adil Khan or his duly authorized agent or attorney, in substantially the form attached hereto as Exhibit A, which shall be irrevocable and shall specify the number of Option Shares to be purchased and (ii) pay to New ALTM the Option Price (the date on which any such delivery and payment shall have taken place, the "EXERCISE DATE").

                  (b) Upon receipt by New ALTM of such Exercise Notice and Option Price, New ALTM shall, as promptly as practicable, and in any event within two (2) Business Days after the Exercise Date, deliver to Adil Khan (or the escrow agent, as applicable,) a certificate or certificates (the "EXERCISED OPTION SHARE CERTIFICATE(s)") representing the aggregate number of full shares of New ALTM Common Stock purchased by Adil Khan pursuant to the exercise of the Option (the "EXERCISED OPTION SHARES") together with cash in lieu of any fractional share, as hereinafter provided. The Exercised Option Share Certificate(s) so delivered shall be, to the extent possible, (i) issued in the name of Adil Khan and (ii) in such denomination(s) as Adil Khan may reasonably request in the Exercise Notice. New ALTM shall register the Exercised Option Shares in its books and records in the name of Adil Khan. The Option shall be deemed to have been exercised, such Exercised Option Share Certificate(s) shall be deemed to have been transferred, and Adil Khan shall be deemed to have become a holder of record of such Exercised Option Shares for all purposes as of the Exercise Date.

                  (c) Payment of the Exercise Price may be made as follows (or by any combination of the following):

                           (i) in United States currency by cash or delivery of
                  a certified check, bank draft, or postal or express money order payable to the order of New ALTM,

                           (ii) by surrender by Adil Khan of a number of shares
                  of New ALTM Common Stock, which shares of New ALTM Common Stock have been owned and held by Adil Khan for at least one
                  (1) year prior to the Exercise Date, equal to the quotient obtained by dividing (A) the Exercise Price payable with respect to the portion of the Option then being exercised by
                  (B) the market value per share of New ALTM Common Stock on the Exercise Date,

                           (iii) by waiver by Adil Khan of any compensation owed
                  to Adil Khan pursuant to the Employment Agreement equal to the Exercise Price, or

                           (iv) by Adil Khan making and delivering a promissory
                  note and security agreement to New ALTM in substantially the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively; provided, however, that the principal amount of the note shall not exceed the maximum amount allowable under Regulation U promulgated by the Board of Governors of the Federal Reserve System.

                  (d) If the Option shall have been exercised in part, New ALTM shall, at the time of delivery of the Exercised Option Share Certificate(s) representing the Exercised Option Shares being transferred, deliver to Adil Khan a new option evidencing the rights of Adil Khan to purchase the unexercised shares of New ALTM Common Stock under the Option. Such new option shall be identical to the Option in all other respects.

         5.3 Escrow Requirement.

                  (a) If, upon exercise of the option, the dispute(s) or Proceedings regarding the Edge Promissory Note (collectively, the "EDGE PROCEEDINGS") have not been resolved, then the Exercised Option Shares shall be placed in escrow pursuant to an escrow agreement in substantially the form attached hereto as Exhibit C (the "ESCROW AGREEMENT") until resolution of the Edge Proceedings in order to provide for indemnification for any Losses in excess of the Threshold Amount (as defined below) that New ALTM actually incurs or to which New ALTM becomes subject, that arise, either directly or indirectly, as a result of any and all amounts owed by Hencie to Edge in connection with the Edge Promissory Note; provided, however, that this Section 5.3 shall not apply in the event that the Option vests other than as provided in Section 4.1(a) of this Agreement. As used herein, the term "THRESHOLD AMOUNT" shall mean the amount determined to be owed by Hencie to Edge in excess of the sum of (i) $1,400,000, (ii) interest on such amount, and (iii) reasonable attorneys' fees incurred in connection with any continuing litigation, negotiations, and/or settlement of the Edge Proceedings.

                  (b) During the term of the Escrow Agreement, Adil Khan shall have and retain the right to vote the Exercised Option Shares and any Distributions, as applicable, in the Escrow Fund on any and all matters on which stockholders of New ALTM shall be entitled to vote and, unless otherwise provided by this Agreement or the Escrow Agreement, shall have and enjoy all the rights and benefits incident to ownership of the Exercised Option Shares.

                  (c) New ALTM shall delegate to the Board of Directors of Hencie all control and decision-making authority to resolve and/or settle any continuing negotiations and settlement of the Edge Proceedings; provided, however, that, notwithstanding the foregoing, if any settlement of any Edge Proceedings shall involve any shares of New ALTM Common Stock or Hencie Common Stock and/or options and/or warrants to acquire New ALTM Common Stock or Hencie Common Stock, then such settlement shall be subject to the joint control and decision-making authority of New ALTM and the Board of Directors of Hencie and shall be mutually agreeable to New ALTM and the Board of Directors of Hencie.

                  (d) Subject to the terms and conditions of this Agreement and
         Section 6.1.12 of the Reorganization Agreement, any Exercised Option Shares held in escrow may be released as set forth in the Escrow Agreement upon settlement of the Edge Proceedings.

         5.4 Legend. The following legend shall be placed on all Exercised Option Share Certificates transferred to Adil Khan (or the escrow agent, as applicable, or any successor thereto) hereunder:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES ACTS OF ANY STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE ACT OR SUCH STATE SECURITIES ACTS OR AN OPINION SATISFACTORY TO THE COMPANY'S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR SUCH STATE SECURITIES ACTS."

         5.5 Expenses of Transfer; Payment of Taxes. New ALTM shall pay any and all transfer Taxes that may be imposed with respect to the transfer and delivery of the Exercised Option Shares, unless such transfer Taxes are imposed by law upon Adil Khan, in which case such transfer Taxes shall be paid by Adil Khan. New ALTM shall pay any and all costs and expenses in connection with the transfer and delivery to Adil Khan of the Option and Exercised Option Shares.

         5.6 Fractional Shares. New ALTM shall not be required to transfer any fractional share(s) of New ALTM Common Stock upon exercise of the Option. As to any fractional share(s) of New ALTM Common Stock which Adil Khan shall otherwise be entitled to purchase upon such exercise, New ALTM shall pay a cash adjustment in respect of such fractional share(s) in an amount equal to the same fraction of the Exercise Price, which shall be determined in good faith by the Company.

                                   ARTICLE VI
                       TRANSFER, DIVISION AND COMBINATION

         6.1 Transfer. Adil Khan may not transfer the Option, in whole or in part, to any other Person, and any attempted transfer of the Option shall be null and void ab initio.

                                   ARTICLE VII
                                   ADJUSTMENTS

         7.1 General. The number of, and price at which, Option Shares may be purchased upon exercise of the Option, shall be subject to adjustment from time to time as set forth in this Article VII.

         7.2 Dividends, Subdivisions, and Combinations. If at any time New ALTM shall (a) pay any dividend or make any distribution with respect to New ALTM Common Stock that is paid or made in additional shares of New ALTM Common Stock,
(b) subdivide the outstanding shares of New ALTM Common Stock into a greater number of shares of New ALTM Common Stock, or (c) combine the outstanding shares of New ALTM Common Stock into a smaller number of shares of New ALTM Common Stock, then (i) the number of shares of New ALTM Common Stock for which the Option is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of New ALTM Common Stock which a record holder of the same number of shares of New ALTM Common Stock for which the Option is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price immediately prior to the adjustment, multiplied by the number of shares of New ALTM Common Stock for which the Option is exercisable immediately prior to the adjustment, divided by (B) the number of shares for which the Option is exercisable immediately after such adjustment. An adjustment made pursuant to this Section
7.2 shall become effective immediately after the record date in the case of any dividend, distribution, subdivision, or combination. An adjustment shall be made successively whenever any such dividend, distribution, subdivision, or combination is made.

         7.3 Reorganization, Reclassification, Merger, Consolidation, or Disposition of Assets. If New ALTM shall reorganize its capital, reclassify its capital stock, merge or consolidate with or into another corporation (where New ALTM is not the surviving corporation or where there is a change in or distribution with respect to New ALTM Common Stock), enter into a statutory share exchange, or sell, transfer or otherwise dispose of all or substantially all of its property, assets, or business to another entity and, pursuant to the terms of such reorganization, reclassification, merger, consolidation, exchange, or disposition of assets, shares of common stock of the successor or acquiring entity, or any cash, shares of stock, or other securities or property of any nature whatsoever (including, without limitation, options or other subscription or purchase rights) (collectively, "OTHER PROPERTY"), are to be received by or distributed to holders of New ALTM Common Stock, then Adil Khan shall have the right thereafter to receive, upon exercise of the Option and in lieu of shares of New ALTM Common Stock, the number of shares of common stock of the successor or acquiring entity of New ALTM (if any), and Other Property receivable, upon or as a result of such reorganization, reclassification, merger, consolidation, or disposition of assets, by a holder of the number of shares of New ALTM Common Stock for which the Option is exercisable immediately prior to such event. The foregoing provisions of this Section 7.3 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations, or dispositions of assets.

         7.4 Other Provisions Applicable to Adjustments Under this Article VII. The following provisions shall be applicable to the adjustments provided for pursuant to this Article VII:

                  (a) When Adjustments To Be Made. The adjustments required by this Article VII shall be made whenever and as often as any specified event requiring such adjustment shall occur. For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing the adjustments under this Article VII, fractional interests in New ALTM Common Stock shall be taken into account to the nearest 1/100th of a share.

                  (b) When Adjustment Not Required. If New ALTM shall take a record of the holders of New ALTM Common Stock for the purpose of entitling them to receive a dividend or distribution to which the provisions of Section 7.2 would apply, but shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

                  (c) Notice of Adjustments. Whenever the Exercise Price or number of shares issuable upon exercise of the Option is adjusted pursuant to the provisions of this Article VII, New ALTM shall promptly mail to Adil Khan, by first class, postage paid, a notice of the adjustment and a certificate from New ALTM briefly stating the facts requiring the adjustment and the manner of computing it. New ALTM shall keep at its principal office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by Adil Khan or any prospective transferee of the Option designated by Adil Khan thereof. Whenever New ALTM is required to make a determination under this Article VII, such determination shall be made in good faith and may be challenged in good faith by Adil Khan and any dispute shall be resolved, at the prevailing party's expense, by an investment banking firm of recognized national standing, selected by Adil Khan and acceptable to New ALTM.

         7.5 Notices of Corporate Action. In the event of (a) any taking by New ALTM of a record of the holders of New ALTM Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or distribution, (b) any capital reorganization of New ALTM (including, without limitation, any transaction specified in Section 7.3), any reclassification or recapitalization of the capital stock of New ALTM or any consolidation or merger involving New ALTM and any other Person, or any transfer or other disposition of all or substantially all of the assets of New ALTM to another Person, or (c) any voluntary or involuntary dissolution, liquidation, or winding up of New ALTM, New ALTM shall provide prior written notice of such event described in clauses
(a), (b), and (c) in accordance with Section 9.1 within two (2) days of New ALTM having knowledge of such event(s).

                                  ARTICLE VIII
                               ISSUANCE OF SHARES

         8.1 Reservation; Validity of Shares. From and after the date hereof, New ALTM shall at all times reserve, and hold available for issuance, such number of shares of New ALTM Common Stock as shall be sufficient to permit the exercise in full of the Option. New ALTM represents, warrants, and covenants that all shares of New ALTM Common Stock issuable upon the exercise of the Option shall be validly issued, fully paid, and non-assessable, free and clear of any Liens (other than Liens in favor of Adil Khan).

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Notices. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by prepaid telex or telecopy or delivered or mailed by certified mail, postage prepaid, with return receipt requested, to the following addresses:

              If to New ALTM:               Alternate Marketing Networks, Inc
                                            One Ionia, S.W., Suite 520
                                            Grand Rapids, Michigan 49503

              With a copy prior to          Janna R. Severance
              First Closing to:             Moss & Barnett, PA
                                            4800 Wells Fargo Center
                                            90 South Seventh Street
                                            Minneapolis, Minnesota 55402-4129

              With a copy after             Greg R. Samuel, Esq.
              First Closing to:             Haynes and Boone, LLP
                                            901 Main Street, Suite 3100
                                            Dallas, Texas 75202-3789

              If to Adil Khan:              Hencie, Inc.
                                            13155 Noel Road, Suite 1001
                                            Dallas, Texas 75240

              With a copy to:               J. Mitchell Miller, Esq.
                                            Haynes and Boone, LLP
                                            2505 N. Plano Road, Suite 4000
                                            Richardson, TX 75082

         The persons, entities, and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by delivery in accordance with the provisions of this Section 9.1, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section 9.1, such notice shall be conclusively deemed given upon the second Business Day following deposit thereof in the United States mail. If notice is given by telex or telecopy in accordance with the provisions of this Section 9.1, such notice shall be conclusively deemed given upon receipt.

         9.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.3 Binding Effect and Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, administrators, legal representatives and permitted assigns. This Agreement, and the rights and obligations created hereunder, may not be transferred or assigned by any party without the prior consent of the other parties.

         9.4 Integration. This Agreement and the attachments hereto constitute the entire agreement of the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining to that subject matter, and this Agreement may not be amended, supplemented, or rescinded, except in writing and signed by the authorized representatives of each of the parties hereto.

         9.5 Survival. Termination of this Agreement for any cause shall not affect the transactions previously consummated under this Agreement, nor release any party hereto from any liability, duty, or obligation which at the time of termination has already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination hereof affect in any way the survival of any right, liability, duty, or obligation of the parties hereto which is intended, expressly or impliedly, in accordance with the terms of this Agreement to survive the termination hereof.

         9.6 No Third Party Beneficiary, Etc. Except as otherwise expressly provided for herein, there shall be no third party beneficiary of this Agreement and this Agreement shall not inure to the benefit of, be enforceable by, or create any right or cause of action in any Person other than the parties hereto and their heirs, executors, administrators, legal representatives, successors, and permitted assigns. Neither the availability of, nor any limit on, any remedy hereunder shall limit the remedies of any party hereto against third parties.

         9.7 Forbearance; Waiver. Forbearance or failure to pursue any legal or equitable remedy or right available to a party upon default under, or upon a Breach of, this Agreement shall not constitute waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of a subsequent default or Breach.

         9.8 Applicable Law. This Agreement is made pursuant to, shall be construed under, and shall be conclusively deemed for all purposes to have been executed and delivered under the laws of the State of Delaware without reference to conflicts of laws.

         9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.10 Reformation. In case any provision hereof shall be invalid, illegal or unenforceable, such provision shall be reformed to best effectuate the intent of the parties and permit enforcement thereof, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         9.11 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
                            SIGNATURE PAGE TO FOLLOW.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.


                                 ALTERNATE MARKETING NETWORKS, INC.


                                 By:
                                          -----------------------------------
                                 Name:
                                          -----------------------------------
                                 Title:
                                          -----------------------------------


                                 --------------------------------------------
                                 Adil Khan

                                    EXHIBIT A

                                 EXERCISE NOTICE

                                 EXERCISE NOTICE

                [To be executed only upon exercise of the Option]

         The undersigned registered owner of the Option irrevocably exercises the Option for the purchase of ______ shares of the common stock, par value $0.01 per share ("NEW ALTM COMMON STOCK"), of Alternate Marketing Networks, Inc., a Delaware corporation ("NEW ALTM"), which represent ___ percent (___%) of the issued and outstanding shares of New ALTM Common Stock on a fully-diluted basis (as if all of the shares under the Option has been exercised), and herewith [makes payment of $_______ therefor] [and/or] [makes payment therefor by surrendering, pursuant to Section 5.2(c)(ii) of the Option Agreement, _____ shares of New ALTM Common Stock] [and/or] [makes payment therefor by waiving, pursuant to Section 5.2(c)(iii) of the Option Agreement, compensation in the amount of $_______ owed to the undersigned pursuant to the terms of the Employment Agreement, dated as of July 31, 2002, by and between New ALTM and the undersigned] [and/or] [makes payment therefor by making and delivering pursuant to Section 5.2(c)(iv) of the Option Agreement, a promissory note in the amount of $_______]. The undersigned also requests that certificates for the shares of New ALTM Common Stock hereby purchased, and any securities or other property transferable upon such exercise, be transferred and/or, as applicable, duly registered in the name of, and delivered to, Adil Khan, and, if such shares of New ALTM Common Stock shall not include all of the shares of New ALTM Common Stock transferable as provided in the Option, that a new option with the same terms and provisions of the Option, except that it shall be exercisable only for the balance of the percent of issued and outstanding shares of New ALTM Common Stock transferable hereunder, shall be delivered to the undersigned.


                                   -------------------------------------------
                                   Adil Khan

                                   EXHIBIT B-1

                                 PROMISSORY NOTE

                                   EXHIBIT B-2

                               SECURITY AGREEMENT

                                    EXHIBIT C

                                ESCROW AGREEMENT